HEALTHEXTRAS
For Immediate Release                        Contact:
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                                              KCSA Worldwide Public Relations
                                              Todd Fromer / Elizabeth Mwangi
                                              212-896-1215 / 212-896-1242
                                              todd@kcsa.com / emwangi@kcsa.com
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                          HEALTHEXTRAS FILES COMPLAINT

    ROCKVILLE, MD, DECEMBER 4, 2002 -- HEALTHEXTRAS, INC. (NASDAQ: HLEX), a pharmacy benefit management company, announced today that it has filed a complaint in federal court in Manhattan charging SG Cowen, one of its former managing directors and its parent company (Societe Generale) with, among other things, securities manipulation and securities fraud.

    In September 2001, HealthExtras sold securities in what is known as a private investment in public equity, or "PIPE" offering. The complaint alleges among other things, that SG Cowen, while acting as exclusive placement agent for the HealthExtras offering, exploited the confidentiality of the PIPE offering by manipulatively short selling HealthExtras stock. According to the complaint, HealthExtras has been advised by SG Cowen that the managing director responsible for the short selling has been terminated.

    The complaint further states that this manipulation lowered the price of HealthExtras shares, thus reducing HealthExtras' market capitalization by more than $90 million. This short selling, according to the complaint, harmed HealthExtras by, among other things, reducing the amount of the proceeds of the PIPE offering. Additional information regarding the complaint is available in the Company's filing with the Securities and Exchange Commission.

    HealthExtras intends to vigorously prosecute its claims against SG Cowen, its former managing director, and its parent.

ABOUT HEALTHEXTRAS, INC. (WWW.HEALTHEXTRAS.COM)
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 HealthExtras, Inc. is a diversified provider of pharmacy, health and disability benefits. The Company currently provides benefits to over 1.5 million members and the Company's clients include managed care organizations, large employer groups, unions, government agencies and individual consumers.

 The Company's integrated pharmacy benefit management services include: claims processing, mail order services, benefit design consultation, drug utilization review, formulary management and drug data analysis services. Additionally, the Company operates a national retail pharmacy network with over 53,000 participating pharmacies.

 You may register to receive HealthExtras future press releases or to download a complete Digital Investor Kit(TM) including press releases, regulatory filings and corporate materials by clicking on the "KCSA Interactive Platform" icon at www.kcsa.com.

 This press release may contain forward-looking information. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in HealthExtras' filings with the Securities and Exchange Commission.

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